UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal St., Suite 1400 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

303-301-3271

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	GOGO	NASDAQ Global Select Market
Preferred stock purchase rights	GOGO	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On April 30, 2021, Gogo Inc. (“Gogo”) and Gogo Intermediate Holdings LLC (the “Borrower”), a direct wholly owned subsidiary of Gogo, entered into a credit agreement (the “Credit Agreement”) among Gogo, the Borrower, the lenders and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), which provides for (i) a term loan credit facility (the “Term Loan Facility”) in an aggregate principal amount of $725 million, issued with a discount of 0.5%, and (ii) a revolving credit facility (the “Revolving Facility” and together with the Term Loan Facility, the “Facilities”) of up to $100 million, which includes a letter of credit sub-facility. The Term Loan Facility amortizes in quarterly installments equal to one percent of the aggregate initial principal amount thereof per annum, with the remaining balance payable upon final maturity of the Term Loan Facility on April 30, 2028. There are no amortization payments under the Revolving Facility, and all borrowings under the Revolving Facility mature on April 30, 2026.

The Term Loan Facility bears annual interest at a floating rate measured by reference to, at the Borrower’s option, either (i) an adjusted London inter-bank offered rate (subject to a floor of 0.75%) plus an applicable margin of 3.75% or (ii) an alternate base rate plus an applicable margin of 2.75%.

Loans outstanding under the Revolving Facility bear annual interest at a floating rate measured by reference to, at the Borrower’s option, either (i) an adjusted London inter-bank offered rate (subject to a floor of 0.00%) plus an applicable margin ranging from 3.25% to 3.75% per annum depending on the Borrower’s senior secured first lien net leverage ratio or (ii) an alternate base rate plus an applicable margin ranging from 2.25% to 2.75% per annum depending on the Borrower’s senior secured first lien net leverage ratio. Additionally, unused commitments under the Revolving Facility are subject to a fee ranging from 0.25% to 0.50% per annum depending on the Borrower’s senior secured first lien net leverage ratio.

The Facilities may be prepaid at the Borrower’s option at any time without premium or penalty (other than customary breakage costs, and except during the first six months following the closing of the Facilities during which certain prepayments of the Term Loan Facility are subject to a prepayment premium), subject to minimum principal repayment amount requirements.

Subject to certain exceptions and de minimis thresholds, the Term Loan Facility is subject to mandatory prepayments in an amount equal to:

•

100% of the net cash proceeds of certain asset sales, insurance recovery and condemnation events, subject to reduction to 50% and 0% if specified senior secured first lien net leverage ratio targets are met;

•	100% of the net cash proceeds of certain debt offerings; and

•	50% of annual excess cash flow (as defined in the Credit Agreement), subject to reduction to 25% and 0% if specified senior secured first lien net leverage ratio targets are met.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants. The negative covenants include restrictions on, among other things: incurrence of indebtedness or issuance of disqualified equity interests; incurrence or existence of liens; consolidations or mergers; activities of Gogo; making of investments, loans, advances, guarantees or acquisitions; asset sales; making of dividends or other distributions on equity; purchase, redemption or retirement of capital stock; payment or redemption of certain junior indebtedness; activities of FCC license holders; entry into other agreements that restrict the ability to incur liens securing the Facilities; and amendment of organizational documents; in each case subject to customary exceptions.

The Revolving Facility includes a financial covenant set at a maximum senior secured first lien net leverage ratio of 7.50:1.00, which will apply if the outstanding amount of loans and drawings under letters of credit which have not then been reimbursed under the Revolving Facility exceeds 35% of the aggregate of all commitments under the Revolving Facility at the end of any fiscal quarter.

The Credit Agreement contains customary events of default, which, if any of them occurred, would permit or require the principal, premium, if any, and interest on all of the then outstanding obligations under the Facilities to be due and payable immediately and the commitments under the Revolving Facility to be terminated.

A copy of the Credit Agreement is attached as Exhibit 10.1 hereto, and incorporated herein by reference. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such document.

Security Documents

On April 30, 2021, Gogo, the Borrower, and each direct and indirect wholly-owned U.S. restricted subsidiary of the Borrower (Gogo and such subsidiaries collectively, the “Guarantors”) entered into a guarantee agreement (the “Guarantee Agreement”) in favor of Morgan Stanley Senior Funding, Inc., as collateral agent (the “Collateral Agent”), whereby the Borrower and the Guarantors guarantee the obligations under the Facilities and certain other secured obligations as set forth in the Guarantee Agreement, and the Borrower and the Guarantors entered into a collateral agreement (the “Collateral Agreement”), in favor of the Collateral Agent, whereby the Borrower and the Guarantors grant a security interest in substantially all of their respective tangible and intangible assets (including the equity interests in each direct material wholly-owned U.S. restricted subsidiary owned by the Borrower or any Guarantor, and 65% of the equity interests in any non-U.S. subsidiary held directly by the Borrower or any Guarantor), subject to certain exceptions, to secure the obligations under the Facilities and certain other secured obligations as set forth in the Collateral Agreement.

Copies of the Guarantee Agreement and the Collateral Agreement are attached as Exhibits 10.2 and 10.3 hereto, respectively, and incorporated herein by reference. The foregoing descriptions of the Guarantee Agreement and the Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents.

Item 1.02.	Termination of a Material Definitive Agreement.

On April 1, 2021, Gogo Intermediate Holdings LLC and Gogo Finance Co. Inc. (together, the “Issuers”) elected to call for redemption in full all $975 million aggregate principal amount outstanding of their 9.875% senior secured notes due 2024 (the “2024 Notes”). The redemption was conditioned, among other things, upon the incurrence of indebtedness, pursuant to a new senior secured term loan and/or credit facility or from one or more other sources, in an amount satisfactory to the Issuers. On April 30, 2021, the Issuers irrevocably deposited, or caused to be irrevocably deposited, with U.S. Bank National Association, the trustee for the 2024 Notes (the “Trustee”), solely for the benefit of the holders of the 2024 Notes, cash in an amount sufficient to pay principal, premium and accrued interest on the 2024 Notes to, but not including, the date of redemption and all other sums payable under the indenture governing the 2024 Notes. The Trustee executed and delivered an acknowledgement of satisfaction, discharge and release, dated as of April 30, 2021, among other documents, with respect to the satisfaction and discharge of the indenture governing the 2024 Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Amendment, dated as of April 30, 2021, among Gogo Inc., Gogo Intermediate Holdings LLC, the lenders and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

10.2	Guarantee Agreement, dated as of April 30, 2021, among Gogo Inc., Gogo Intermediate Holdings LLC and certain of its subsidiaries, and Morgan Stanley Senior Funding, Inc., as collateral agent.

10.3	Collateral Agreement, dated as of April 30, 2021, among Gogo Inc., Gogo Intermediate Holdings LLC and certain of its subsidiaries, and Morgan Stanley Senior Funding, Inc., as collateral agent.

104	Cover Page Interactive File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Marguerite M. Elias
Marguerite M. Elias
Executive Vice President, General Counsel and Secretary

Date: May 3, 2021